Exhibit 5.1

December 30, 2004

Board of Directors

Nash Finch Company

7600 France Avenue South

Minneapolis, MN  55435

Re:          Nash Finch Company Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Assistant General Counsel of Nash Finch Company, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8, dated the date hereof (the “Registration Statement”), relating to the Company’s Director Deferred Compensation Plan (the “Plan”) and the issuance under the Plan of 50,000 shares of the Company’s common stock and the common stock purchase rights attached thereto (collectively, the “Shares”), and $500,000 in deferred compensation obligations (the “Obligations”) of the Company, which represent the obligation of the Company to pay deferred compensation and other amounts credited to accounts established under the Plan in the future in accordance with the Plan.

In acting as counsel for the Company and arriving at the opinions expressed below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records as I have deemed necessary or appropriate in connection with this opinion, including the Company’s Restated Certificate of Incorporation, as amended, its Bylaws, as amended, the Plan, and the Registration Statement.  I have also reviewed such matters of law as I have deemed necessary for this opinion.  I have also assumed that, in the case of Shares issued out of authorized but unissued shares, that the consideration received by the Company for the Shares delivered pursuant to the Plan will be in an amount at least equal to the par value of the Shares.

Accordingly, based upon the foregoing, I am of the opinion that:

1.  The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

2.  All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

3.  When created in accordance with the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

4.  The Company has the corporate authority to issue 50,000 shares pursuant to the terms of the Plan.

5.  The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued and fully paid and non-assessable.

I express no opinion with respect to laws other than the corporate law of the State of Delaware, the laws of the State of Minnesota and the federal laws of the United States of America, and assume no responsibility as to the applicability or effect of the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement.

Very truly yours,

/s/ John A. Haveman
John A. Haveman
Assistant General Counsel